EXHIBIT 12

                    AMENDMENT NO. 2 TO RIGHTS AGREEMENT

               This Amendment No. 2 ("Amendment No. 2"), dated as of November 16, 1994, to the Rights Agreement, dated as of November 11, 1988, between SPS Technologies, Inc., a Pennsylvania corporation (the "Company") and Mellon Bank (East) N.A., a national banking association (the "Rights Agent"), as amended by Amendment No. 1 thereto dated as of January 22, 1991 (collectively, the "Rights Agreement").

               Capitalized terms not defined in this Amendment No. 2 shall have the meaning given to them in the Rights Agreement.

               The parties hereto agree to amend the Rights Agreement as follows:

               1. Section 1(j) shall be amended and restated as follows:

               (j) "Exempted Person" shall mean (i) the group known as "GAMCO Investors/Gabelli Funds Inc.", as identified in the most recent Schedule 13D filed by such group prior to January 22, 1991, unless and until such group or any Person in such group, together with all Affiliates and Associates of such group or any Person in such group, becomes the Beneficial Owner of 30% or more of the Common Shares then outstanding, and (ii) the group known as "Tinicum Enterprises/Tinicum Investors", as identified in Amendment No. 6 to the Schedule 13D filed by such group prior to the date hereof, and as such group may be reconstituted from time to time by Affiliates and Associates of Persons in such group, unless and until such group or any Person in such group, together with all Affiliates and Associates of such group or any Person in such group, becomes the Beneficial Owner of more than 20% of the Common Shares then outstanding. The purchaser, assignee or transferee of the Common Stock of an Exempted Person shall not be an Exempted Person.

               2. Except as otherwise amended herein, the Company and the Rights Agent do hereby ratify and confirm the remaining terms and provisions of the Rights Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the day and year first above written within.

                                   SPS Technologies, Inc.

                                   By /s/ Harry J. Wilkinson
                                      _____________________________
                                      Name:  Harry J. Wilkinson
                                      Title: President & COO

                                   Mellon Bank (East) N.A.

                                   By /s/ Jack A. Livingston
                                      ______________________________
                                      Name:  Jack A. Livingston
                                      Title: Senior Vice President